Unitrin Announces Agreement to Acquire Primesco, Inc.

CHICAGO - (Businesswire) - November 12, 2007 - Unitrin, Inc. (NYSE:UTR) announced today that it has reached an agreement to acquire Primesco, Inc. of Decatur, Alabama, in a cash merger transaction valued at approximately $96 million, subject to certain purchase price adjustments at the time of closing. Primesco's wholly-owned subsidiaries, Mutual Savings Life Insurance Company ("Mutual Savings") and Mutual Savings Fire Insurance Company ("Mutual Savings Fire"), specialize in the sale of life, health and fire insurance products to persons of modest financial means in Alabama, Georgia, Mississippi and several other states in the Southeast. Like Unitrin's Career Agency companies, Mutual Savings and Mutual Savings Fire employ a network of employee agents who call on customers in their homes to sell and service products and collect premiums. For the year ended December 31, 2006, Mutual Savings and Mutual Savings Fire had total premium revenues of approximately $53 million. The transaction is subject to execution of definitive agreements, approvals by Primesco's shareholders, approvals by insurance regulators and other customary closing conditions and is expected to close in the first quarter of 2008.

Donald G. Southwell, Unitrin's Chief Executive Officer, said: "We are extremely pleased at the prospect of Primesco and its flagship companies, Mutual Savings and Mutual Savings Fire, joining our Unitrin family of companies. This acquisition underscores our commitment to grow our Career Agency business segment and to continue to serve an otherwise underserved part of the life and health insurance marketplace. We currently anticipate that this acquisition will be slightly accretive to earnings in 2008."

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper® (1), Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health insurance businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

This release may contain information that includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements do not relate strictly to historical or current facts, but instead give expectations or forecasts of future events or the outcome of contingencies. Forward-looking statements are not guarantees of future performance and may turn out to be wrong, as they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that are difficult to predict; accordingly, the reader is cautioned not to place undue reliance on such statements, which speak only as of the date of this release. Unitrin assumes no obligation to publicly correct or update any forward-looking statement as a result of subsequent events or developments. The reader is advised to consult filings made by Unitrin with the Securities and Exchange Commission and Unitrin's website for further information on these subjects.

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.

CONTACT: Unitrin, Inc.
David F. Bengston, 312-661-4930
investor.relations@unitrin.com